AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

AMERICAN POWER GROUP CORP

Moderator: Chuck Coppa
December 22, 2014
9:30 am CT

Operator: Please standby. Good morning ladies and gentlemen. Welcome to the American Power Group Announces Fourth Quarter and Year End Results Conference Call.

Today's conference is being recorded. At this time, I turn the conference over to Chuck Coppa, Please go ahead sir.

Chuck Coppa: Good morning everyone and thank you for taking the time to join us today. I'd like to quickly read the Safe Harbor Statement.

With the exception of the historical information described today in this call, the matters described herein today containing forward-looking statements and opinions -- including but not limited to statements relating to new markets, development and introduction of new products, and financial and operating projections -- these forward-looking statements and opinions are neither promises nor guarantees. But involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actually results, events, or performance to differ materially from forward-looking statements and opinions.

Listeners are cautioned not to place undue reliance on these forward-looking statements and opinions -- which speak as of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may or may not reflect events or circumstances after the date hereof.

With that, I'd like to turn it over to Mr. Jensen.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

Lyle Jensen: Okay, thanks Chuck. Good morning and thanks for participating in this morning's investor conference call which is being held to coincide with the disclosure of our Fourth Quarter and Fiscal 2014 Year End Financial Results released this morning.

For those who have not seen the release or the financial statements, they were distributed to all wire services and can be found on APG's Web site.

It's been a very interesting 120 days since our last conference call -- both for APG and the entire natural gas related industry. We're going to let Chuck summarize the financial highlights for the quarter and then I'll discuss APG's view of the current drop in oil prices and how the recent natural gas industry lowered guidance has actually increased the spotlight in a positive manner on APG's dual fuel system.

And it's led to a list of addressable 2015 prospects that have never looked brighter in the history of our company and I look forward to going through those this morning with you.

So with that, I'll turn it over to Chuck for the financial highlights.

Chuck Coppa: Great, thank you Lyle. Our quarterly releases tend to be very detail oriented as it relates to the financial results so I'll just point out a couple high points.

Despite the fact that overall revenue was down 10% year-over-year, as we noted previously, approximately $1.4 million of revenue last year related to two large frack orders whereby we provided a full turnkey solution -- which is not typical for us. Revenue adjusted for this unusual situation last year would have showed a 5% year-over-year increase in overall revenue.

North American vehicular revenue grew about 54% during fiscal 2014 -- which was up over 500% as compared to fiscal 2012. We now have over 500 vehicles running worldwide with over 50 million cumulative miles of operation and with about half of those running in the U.S. where the market really has only been open about 3.5 years.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

North American stationary revenue -- again, adjusted for this one time frack turnkey situation grew approximately 5% during fiscal 2014. And was up almost over 200% as compared to fiscal 2012. We now have over 500 converted units running in North America with some of the largest drilling and E and P companies in the world.

I'd like to underscore the growth in our backlog over the last 15 months. We entered fiscal 2014 with about $.5 million in backlog. At September 30 this year, it was almost $1 million and as of today it stands at about $2 million -- inclusive of the recently announced $650,000 new Latin American vehicular order.

Finally, I'd like to note that we've made some great strides in firming up our balance sheet over the past 90 days with the October extension and expansion of our Iowa State credit facility and a $2 million investment in November with a strategic investor.

As it relates to Iowa State Bank, in October they agreed to take our entire outstanding balance of approximately $2.7 million, roll it into a term note and amortize it over period of seven years with monthly payments starting in January 2015. In addition, they provided us with a new $.5 million working capital line of credit.

In my opinion, the fact that the bank was willing to wait seven years to be paid back and increase their capital commitment sends a strong message regarding their belief in our business plan and our ability to execute.

As it relates to the $2 million preferred stock raise we announced in November, it was with a technology driven investor who did extensive due diligence and comes to the table with a strong knowledge and contacts within the energy industry -- especially the oil and gas.

As noted in the press release, we have earmarked a significant portion of the proceeds to accelerate four key vehicular centric initiatives which Lyle will talk about and which we believe will positively impact our revenue growth in fiscal 2015 and beyond.

With that Lyle, I'll turn it back to you.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

Lyle Jensen: Okay, thanks Chuck. Well, let's talk about the 2,000 pound gorilla in the room -- which is the current low oil prices and how they may or may not impact our vehicular and stationary markets. And then I'll go ahead and discuss the reasons why we have so much confidence going into fiscal 2015.

If we take a look at current oil prices, which are down almost 50% from earlier this year, our focus has been and will continue to be on the price spread between diesel and natural gas -- whether it come in a form of CNG or LNG.

So our focus remains really about the price spread. Diesel prices for many Class 8 fleets have dropped 20%- 25% in the last half of this year. Some of that is offset by fuel surcharges that impact that overall savings that most likely are not in place now -- or at a much smaller rate. Henry Hub Natural Gas prices are down about 15% from the first half this year.

In an ideal situation, a $1.25 to $1.50 per gallon price spread is where you get the approximate two year payback and have the 20% to 25% in net fuel savings.

The Department of Energy recently projected that we could average as low as $3 a gallon this next year. We’ve run the numbers and even if you have a reasonable price spread between diesel and natural gas of at least $1.00, our customers would still see net fuel savings in the 15% to 20% per year range which is still significant to our fleet customer. This represents something in the range of a $.10 to $.15 per mile in net fuel savings which provides a competitive advantage in the marketplace for them.

Do I think there'll be some impact on our business? Most likely to some degree. Some fleet owners will either hesitate or they will take a wait and see approach for the short term. I’ve read quite a bit regarding the thought that in the spring we'll see things change again on the upside. We’ll have to see. The beauty of our design is that we can handle multiple forms of lower cost natural gas which provides our customers with significant flexibility on fuel choices.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

So if we take a look at our stationary installations in the oil and gas drilling arena, over 70% of our customers are using well head/ditch gas which in most cases costs less than 50 cents a gallon. Having the ability to handle a wide range in quality of well head/ditch gas provides our customers in the oil and gas industry with tremendous paybacks, typically in the 3 month range.

We’ve recently begun running our vehicular dual fuel solution in the Bakken oil fields of North Dakota where we are working with a company who has a technology to take flared gas and actually make it a truck grade quality. It initially appears that the processing costs look very reasonable, and we could be seeing $1.00 to $1.50 per gallon natural gas in the Bakkens just using this flared gas which would provide a very competitive ROI for our customers.

There's one other factor that I think will mitigate the impact of some of the price fluctuations we are dealing with here with low oil prices is the continued importance of environmental sustainability and emission reduction programs both at a government level, state level, and with corporations.

We're seeing a lot of corporations now people like CEMEX in Latin America, FedEx, Home Depot, Lowes, Proctor and Gamble, Weyerhaeuser-- all of these are requiring their logistic suppliers to start using a cleaner burning fuel so that they can meet their sustainability objectives. APG's system is being evaluated by several of the corporations I just listed and we do expect our sustainability list will continue to grow in 2015.

Another positive trend is our growing backlog which we doubled in the last 90 days, from approximately $1 million at year end to approximately $2 million today. As Chuck just mentioned -- some of our lower revenue for fiscal 2014 is simply a timing issue.

So overall, lower priced oil is something that obviously we’ll have to watch but I'll now go through some of the programs and opportunities we have on the table and why we believe there is potential for a strong fiscal 2015.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

So let's start with our largest market which is vehicular. North American vehicular revenue was up 54% over fiscal 2013 results and 544% higher than fiscal 2012. So we've had good year-over-year growth in the last 24 months. In my opinion, we are now recognized as the undisputed leader in heavy-duty dual fuel conversions.

We have almost 30 times more EPA approvals on the OUL (older) engines than anyone else and have the most EPA IUL (newer) engines approvals of anyone out there. With over 500 vehicles worldwide running APG’s dual fuel solution and almost 50 million cumulative miles driven, we’ve shown our solution to be very durable.

While our software driven solution is designed to maximize the overall displacement percentage we came to appreciate that driver operating practices can have a measurable impact on the overall savings especially under heavy load and full throttle acceleration situations. So we went back to our engineering team and made some software enhancements which address this driver variability issue and allows for the engine to operate more effectively under dual fuel in heavy load and full throttle acceleration situations. As a result, we picked up an average of five additional percentage points of displacement which is improving the payback and monthly savings. This has been a critical enhancement from a customer perspective. The ability to eliminate driver variability is significant and we expect to see a positive impact on follow on orders as well as with enhancing new customer’s first time impressions.

In October 2014, we announced we were expanding our existing in-house and WheelTime Network sales and marketing resources with new direct sales representatives, additional third party dealers and co-marketing relationships with numerous national CNG and LNG fueling suppliers such as Clean Energy; Gains Fuel; Blu LNG and Trillium and regional groups such as Loves; Travel Center of America; Pilot/Flying J and Kwik Trip.

These additional lead generation channels will continue to be supported by WheelTime’s expansion of their certified natural gas installer locations (currently we have installation capabilities in 28+ states) across North America. We have begun hosting in-person and webinar training events which we expect to continue over the next 60 days to a cumulative group of 90+ sales team members from these national and regional natural gas fueling suppliers.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

We feel these new relationships with the fuel suppliers can and will have a significant positive impact on our vehicular roll out efforts as they have acknowledged that we provide their customers with a much lower cost (about 1/6 of a new dedicated natural gas engine) mainstream solution to consume their plentiful supply of natural gas.

In December 2014, we announced our first approvals under the newer engine designation called Intermediate Useful Life (IUL) which is defined as engines that are over 2 years but have less than 435,000 miles. The IUL addressable market is strategically important because it allows us access to the medium to large fleet owners who operate 300+ vehicles and keep their trucks 4-5 years.

Our WheelTime partners, as well as our new natural gas supply partners have told us obtaining IUL approval is critical to getting in front of these larger national and regional fleet operators. We estimate another 600,000 - 700,000 Class 8 trucks fall into the IUL designation. We now have a verified and repeatable process which, in conjunction with our recently announced $2 million capital raise will allow us to accelerate additional IUL testing in calendar year 2015 for the remaining four to five targeted IUL OEM engine family models. We have secured a list from R.L. Polk of approximately 5,000 U.S. registered Volvo/Mack owners representing over 40,000 trucks for model years between 2010 and 2013 and will be working with our natural gas supply partners and WheelTime members on a marketing blitz after the first of the year.

We estimate that approximately 10% of the Class 8 trucks operating in North America are in California with over 150 public CNG/LNG fueling stations in operation. To date, the California state governing body called the California Air Resources Board has not recognized EPA’s new Alternative Fuel Conversion Regulations, resulting in our inability to market our dual fuel solution in California. APG’s path-to-market strategy in California has been to establish creditability via our EPA OUL and IUL approvals and then approach CARB with our emission and performance results towards the goal of reaching an acceptable testing procedure to meet CARB’s more stringent requirements.

A proposed vehicular conversion test plan is currently under review at CARB while a stationary CARB conversion test procedure has been established. We intend to use a portion of our recent $2 million capital

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

raise to fund the implementation of both our vehicular and stationary dual fuel approval initiatives commencing in calendar 2015.

So what's two or three things really driving our optimism for vehicular for 2015? The first one's probably most important to a lot of different people which is the fact the fleet industry today has no viable engine option for 400 to 600 horsepower Class 8 trucks, except APG.

During this last calendar year, Cummins, Cummins Westport and Volvo all canceled or delayed their 13-liter and 15-liter natural gas engine development. This left a huge hole in the Class 8 natural gas market as many of the fueling suppliers were counting on the heavy duty applications to consume a significant portion of gas that they have to sell.

People are discovering APG's ability in the field to pull the heavier loads with no loss of power and torque and as a result, we are gaining a lot of attention in the heavier duty market. We're seeing increasing leads in this uncertain market as we really have the only solution for this unserved market.

The current and planned IUL approvals for Volvo, Mack, Detroit Diesel, Cummins, and Maxx Force engines is opening up opportunities with larger and better capitalized fleets that keep their trucks for 4 to 5 years. Fleet owners in this new addressable market are starting to appreciate that the APG System and tank has a 15 to 20 year asset life that can be transferred multiple times at each 4 to 5 year trade-out cycle to another EPA approved engine for just a few thousand incremental dollars. The payback on the initial purchase for the first truck may be 2 to 3 years but the incremental payback on each of the following 5 year ownership cycles will only be 3 to 4 months. A 20 year investment of less than $50,000 could produce a total net fuel savings of $300,000 to $500,000 depending on the miles driven. A very compelling argument.

We are making great progress in getting our dual fuel system eligible for alternative fuel and emission reduction grants which dramatically improves the payback. For example, it was just two years ago that the state of Texas excluded all dual fuel systems from grant eligibility. We just recently announced a complete turnaround in Texas and all 456 APG engines families are now approved for the Texas Emission Reduction Program.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

Last week, we received notice that the State of Illinois would include APG’s dual fuel system as an eligible conversion under several grant programs. We are focused on expanding the number of states that accept dual fuel systems as being eligible for their grant programs and expect the number of states accepting dual fuel will continue to grow.

Depending on the state and program, we're seeing potential grants anywhere from $5,000 to $20,000. We are also seeing the fact that most states are requiring the technology to be EPA approved to be eligible which is again to our advantage.

Once again, I cannot underscore enough our belief that by partnering with the natural gas suppliers we align ourselves with the perfect allies in this time of historically low oil prices. When it’s all said and done, they’ve accepted the fact that APG provides them with another mainstream, but much lower cost of total ownership solution to consume their plentiful supply of natural gas. The ability to convert approximately 6 existing trucks for about the same price as one dedicated natural gas truck is a very compelling argument when approaching potential natural gas supply customers.

We are steadily overcoming the lack of natural gas fuel infrastructure. As discussed in our last call, APG discovered that many of the fill stations designated as heavy duty on the government website are not Class 8 accessible. We took it upon ourselves to come up with an APG Certified Class 8 Fill Station Locater Map where we have validated Class 8 tractors with trailers can access and fill at an acceptable fill rate. We are pleased to report we now have 65 certified LNG stations and 404 certified CNG stations that are Class 8 acceptable which is double the number from a year ago.

One final key point of optimism for fiscal 2015 is the large and growing market for our dual fuel glider. As you may remember, our glider was recognized by Heavy Duty Trucking magazine as one of top 20 products of the year for heavy-duty trucking.

Our current dual fuel glider customers are projecting over 150 follow-on dual fuel gliders for 2015.

We have delivered our first two heavy-duty gliders to logging contractors in Oklahoma and Louisiana.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

A local Freightliner dealer has delivered their second extreme duty APG dual fuel glider to the Bakken in North Dakota in December. With newly developed gas separation technology, they are taking the flared gas and stripping out the heavy gases and producing a truck-grade natural gas. The flared natural gas is very inexpensive and even with the processing costs are producing a very low cost natural gas in a region that is mandated to dramatically reduce the production of flared gas. The marketing of this new extreme duty dual fuel glider officially kicks off in January. Both the Freightliner dealer and the flared gas separation company are advertising APG’s dual fuel glider solution. Assuming timely scalability of this gas separation technology, there are over 50,000 Class 8 trucks in the Bakken region that could become dual fuel candidates for conversion or replacement via a new extreme duty dual fuel glider. We believe that once proven in the Bakken, this gas separation technology will spread to vehicular applications in other oil and gas regions.

So we really see this coming together. While there is a huge opportunity in the Bakken, we have a similar opportunity in the Marcellus Shale in Pennsylvania with group that is projecting very robust growth in the region hauling in the sand or the water to support the oil and gas industry.

We are already using flared gas or the ditch gas in Oklahoma and Texas and it looks like 2015 could be the year that we see the use of reclaimed flare/ditch gas in vehicular applications become a real opportunity.

Let's move on to stationary which again, is driven by our oil and gas industry. We grew 19% in units year-to-year and 10% in revenue growth after adjusting for the non-core turnkey revenue that Chuck talked about.

The higher number of units is because we have improved and expanded on our mix of engine sizes being converted. We've been able to go from the large, high horsepower drilling engines and frack pumps into the smaller engines used on-site such as mixers and pump jacks. These smaller engines carry a lower per unit price.

Well-head gas continues to be the fuel of choice with over 70% of the 500+ oil and gas drilling units running dual fuel because of the favorable economics associated with the low cost of well-head/ditch gas.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

The challenge in the field has been the wide variability in gas quality from site to site which can negatively impact the engine’s performance when running on dual fuel. While our software already addresses some of the issues, we decided to implement additional safety measures by adding anti-knock sensor capabilities which basically is a way to mechanically sense any material changes in engine performance such as when there are spikes of bad gas. I can tell you this enhanced solution is being very well received by the market.

We are seeing these additional capabilities opening up more customer opportunities as well as more importantly, new territories where marginal well-head gas is more prevalent. This is especially evident in the Bakken where they have stricter permitting and emission regulations coming up in 2015 as it relates to the flaring of natural gas, a problem that APG’s dual fuel solution can rectify. The Bakken are one of the fastest growing areas in the country, for producing oil and natural gas and is second only to Texas. As noted earlier, we are working with several gas technology companies to remove the heavy gases in an effort to produce an acceptable BTU for stationary as well as vehicular opportunities. As noted earlier, we have two dual fuel glider trucks running in the Bakken on conditioned wellhead gas.

The experts are saying that there will probably be some rigs that will either be idled for a while or we may see some of the lower capitalized oil and gas companies completely shut down some rigs. But as we take a look at our oil and gas customer base, we are dealing with many of the top tier exploration and production companies and oil and gas service companies in the industry who have the balance sheets to weather this low priced oil storm. We went back last week and took a look and identified the fact we're doing dual fuel conversions for six of the top ten oil and gas companies in the United States. This month we just booked an order with one of the top three in this group.

We believe with the tightening prices and margins there will be an increased focus on cost control. Our dual fuel solution is a natural for this industry during this point in time which is why we believe that we'll see continued growth in 2015.

We’ve been working with our leading smaller engine customer as they prepare for a major launch of their new and improved pump jack dual fuel engine in the February 2015 time period. We expect a slowdown in the

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

December quarter as they burn off their earlier version inventory but we're very excited about the improvements they've made and the testing they've done around the United States so far.

Let's wrap up before Q and A with our international segment. During fiscal 2014, we expanded our presence in Latin America with the signing of new dealers/installers in Columbia and Peru who support the transportation, mining, rail and fishing industries.

Our Columbian dealer is the largest Cummins Engine Dealer in the Republic of Colombia with over 55 years of experience in the power generation and automotive markets in Colombia. They currently have several dual fuel evaluation units in the field including several on cement mixers with one of the largest cement companies in the world.

The country of Peru is very pro-natural gas and sees it as a strategic solution for achieving energy independence. They currently have over 300 CNG fill stations in operation. Through our Peruvian dealer we look to address the nearly 25,000 heavy duty trucks in their country as well as opportunities in the high horsepower generator market. During the past 90 days, we’ve booked almost $700,000 in orders for Latin America and currently have approximately $1 million in backlog which is almost 5X what we did in all of fiscal 2014.

A couple of the core Latin America customers are very exciting because they are worldwide leaders in building material, cement, and construction. In addition, we have bids out to a leader in the beverage distribution market segment in Latin America. So we do believe that this segment will become a meaningful part of our overall business plan in fiscal 2015 and beyond.

In conclusion, we see fiscal 2015 starting out slow but expect it to gain momentum in the March 2015 quarter as we complete our sales training efforts with our natural gas supply partner’s sales teams, add to our IUL approvals and complete the multiple Latin America evaluations currently in place.

As mentioned earlier, while I’m sure we will feel some impact from lower cost oil in the near term, we believe that our low cost of conversion and the flexibility to always go back to 100% diesel will help to mitigate the

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

impact. Again, I cannot underscore enough our belief that by partnering with the natural gas suppliers we align ourselves with the perfect allies in this time of low oil prices. When it’s all said and done, they’ve accepted the fact that APG provides them with another mainstream, but much lower cost of total ownership solution to consume their plentiful supply of natural gas. The ability to convert approximately 6 existing trucks for about the same price as one new dedicated natural gas truck is a very compelling argument when approaching potential natural gas supply customers. In addition, given the fact that our dual fuel system has an estimated 15+ year life and can easily be moved from one vehicle to another, our customers could see net fuel savings over the course of our system life in the hundreds of thousands of dollars depending on miles driven and cost of fuel.

In our last two Annual Meetings, we projected 2015/2016 would be the time where our dual fuel solutions and fill station infrastructure would align and be adopted on a much larger scale. We believe the steps and opportunities outlined today continue to support that timeline. Our minimum goal for fiscal 2015 is to achieve cash flow positive for the entire year and with the multiple irons we have in the fire, we could easily surpass that minimum goal.

Operator: Thank you. If you'd like ask a question, please signal by pressing Star 1 on your telephone keypad. All right, we'll take our first question from Jin Ming Liu with Ardour Capital.

Jing Ming Liu: Good morning. Thanks for taking my question. First, I just want to clarify something regarding the sales numbers in the fourth quarter. How much sales were into the international market during the fourth quarter?

Chuck Coppa: During the fourth quarter was approximately about $100,000 give or take in the fourth quarter.

Jing Ming Liu: Those were mainly the vehicular conversions...

Chuck Coppa: Correct.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

Jing Ming Liu: Okay. Got that. Regarding the IUL approval, do you need to develop additional software for those models?

Lyle Jensen: No. We're at a point where the development of the core software is done. Now what will happen is that as we get additional approvals there will be what's called in field optimization of our base software to maximize the dual fuel performance for that specific engine family. This process is not costly and is typically completed over a 1 or 2 day period.

Jing Ming Liu: Okay. Switching to the oil and gas stationary applications. Have you seen any pricing pressure from your customers because of what is happening right now with the price of oil?

Lyle Jensen: No. We know we are priced well below any other OEM alternatives, so we have not seen any price pressure.

Jing Ming Liu: Okay. Lastly, regarding the glider sales. Back in the first quarter of this fiscal year you guys were expecting, a couple hundred glider units to be sold during the fiscal year 2014. But it appears that you haven't reached that number. What's happening? And what can you do to improve the glider sales?

Lyle Jensen: Well, it ended up being more of a timing issue than anything. If you take a look at shipped plus what's in backlog today, we weren’t too far off. We’ve seen a more paced approach to glider customer’s ordering habits. For example, some of the ones we talked about early in the year have gone from 5 to 15 units in the near term instead of 5 to 30 units. But again, we think it’s a timing issue more than anything.

And so what they've done is that instead of hitting it by September, they'll finish off their first follow-on order by December and then we'll do another 15 to 20 in the January through April time period. The encouraging thing is that we’ve been told the 75 to 100 units sold/booked in fiscal 2014 should create double to triple that in follow on orders in 2015.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

And then we got other larger customers who are placing initial orders in the range of 5, 10, and 15 as opposed to one or two. So it feels right. As I mentioned, we're only now getting into the heavy-duty glider as well as the extreme duty glider. And they're working well. The one or two of each that we with a logging customer and two Bakken customers are working well. We believe that both those markets will have some tremendous opportunity to grow in fiscal 2015 and beyond.

Jing Ming Liu: Okay. All right. Thanks.

Operator: We'll take our next question from Dick Feldman from Axiom Capital.

Dick Feldman: Good morning. Could you clarify what the revenues you now need to breakeven given that you've had some buildup in your fixed overhead costs and maybe some change in gross margins. I wonder if you could share your thoughts on that question?

Chuck Coppa: It really hasn't changed dramatically from what we've talked about in the past. We're still in the range of $8.4 to $8.5 million revenue range on a cash flow break-even basis and $14 to $15 million revenue range on bottom line profitability.

Dick Feldman: Okay. Thank you.

Dick Feldman	One other question. The marine market. Are you doing anything there?

Lyle Jensen: We are having exploratory discussions with the armed services and certain commercial marine applications, but they're truly conceptual in the United States. As we announced in August, we've formalized a partnership with a Scotland based group who will be working with the University of Strathclyde in Scotland beginning in 2015 to commence the feasibility and development work on using dual fuel in marine applications.

Dick Feldman: So in more likelihood it's not a 2015 event to generate any revenue?

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

Lyle Jensen: Correct.

Dick Feldman: Are there any other markets that you're investigating? Or do you want to maintain your focus on the markets you've covered? For example, off the road vehicles, cement trucks, things of this nature?

Lyle Jensen: Yes, yes, and yes. The Latin American cement truck application is a huge part of what people are excited about right now. We are also working with buses here in the U.S. and in Latin America. As a part of our current $2 million of backlog, I can think of two customers right now that are passenger bus oriented.

Dick Feldman: Would they be overseas?

Lyle Jensen: They would be - well, one is here in the U.S. and the other is in Latin America.

Dick Feldman: Okay.

Lyle Jensen: But really the reason that we continue to separate ourselves among from the competition is in the countries that are truly serious about reducing emissions. And those lists of countries are growing every single year. The EPA requirements in United States and Canada, the Euro Standards in Europe and Australia are ones where both displacement and emissions are interrelated. And you have to do both.

Dick Feldman: Okay. Those are the questions I have. Thanks for taking them.

Operator: Next, we'll take our question from Perry Highland for Rubicon Wealth Advisors.

Perry Highland: Hi guys. Good morning.

Perry Highland: Regarding the $2 million capital raise, is that good enough to get you to cash flow positive?

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
12-22-14/9:30 am CT
Confirmation # 6680936

Chuck Coppa: We believe so. As we mentioned, a significant portion of the raise is earmarked to accelerate several of the revenue generating initiatives that Lyle talked about. So if we look at our fiscal 2015 plan, plus that capital we raised in addition to our new Iowa State Bank working capital line, we believe we've got adequate capital to roll this thing out.

Perry Highland: Okay, and then how many shares do we have fully diluted after this new raise?

Chuck Coppa: Today, we are at 114 million shares on a fully diluted basis.

Perry Highland: Okay. And then we're still waiting to look at up listing until we hit cash flow positive on increasing revenues?

Chuck Coppa: Right. Our primary focus is cash flow positive and then profitability at which time we’ll aggressively look at the possibility of up listing to one of the national exchanges. But our primary focus today is cash flow break even. Then profitability.

Perry Highland: All right. Thank you.

Operator: With no further questions, at this time that will conclude today's question and answer session.

Lyle Jensen: Well, again, thank you everybody for participating in today's call. Hopefully we’ve provided examples of really tangible events and prospects that are different than the many, many other companies have in the natural gas industry. And we're excited about where we're headed for 2015 and look forward to updating you on our progress here at the next quarterly conference call. Thank you.

Operator: Thank you. That will conclude today's conference. We thank everyone for their participation.

END